UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: May 6, 2010
(Date of earliest event reported)
CA, Inc.

(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

1-9247	13-2857434

(Commission File Number)	(IRS Employer Identification No.)

One CA Plaza Islandia, New York	11749

(Address of principal executive offices)	(Zip Code)
(800) 225-5224

(Registrant’s telephone number, including area code)
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
CA, Inc. (the “Company”) previously disclosed in its Current Report on Form 8-K filed on January 28, 2010, that the Board of Directors of the Company elected William E. McCracken as the Executive Chairman of the Board and Chief Executive Officer of the Company, effective January 28, 2010.
On May 6, 2010, the Company and Mr. McCracken entered into a two-year employment agreement (the “Agreement”) which will renew annually unless either party provides advance written notice otherwise. The Agreement includes a sign-on bonus of $1,300,000 intended to reflect a discretionary bonus for the portion of the fiscal year during which Mr. McCracken served as interim Executive Chairman and compensate him for increased personal living expenses he incurred during 2009 and expects to incur in his capacity as a full time employee of the Company. Under the Agreement, Mr. McCracken will be paid an initial annual base salary of $1,000,000 (payable in cash). With respect to the fiscal year that began April 1, 2009, Mr. McCracken is eligible to receive a targeted annual cash bonus of $1,250,000, which will be prorated to reflect the period from January 28, 2010 through March 31, 2010, and is subject to the terms and conditions of the Company’s annual performance bonus program. With respect to the fiscal years that began on, and will begin after, April 1, 2010, Mr. McCracken is eligible to receive (i) a targeted annual cash bonus of $1,500,000 and (ii) a targeted long-term performance award of $5,000,000, subject to the terms and conditions of the Company’s annual and long-term performance programs, respectively. Mr. McCracken is eligible to participate in all retirement, welfare and benefit plans and perquisites generally made available to other senior employees of the Company.
Mr. McCracken’s employment may be terminated at any time in accordance with the Agreement. If Mr. McCracken’s employment is terminated by the Company without “cause” or by Mr. McCracken for “good reason” (as those terms are defined in the Agreement) (i) he will receive his annual bonus for the year in which termination occurred, based on actual corporate performance, (ii) vesting of any outstanding awards of stock options will be accelerated (but such options may not be exercised prior to their original vesting dates or later than one year thereafter), and (iii) if his termination occurs prior to March 31, 2012, he will receive salary continuation through March 31, 2012. In addition to the amounts above, if Mr. McCracken is terminated prior to April 1, 2011, he will receive a one-time grant of 270,000 severance restricted stock units (“RSUs”) and an additional cash payment equal to his annual bonus for the year in which termination occurred, based on actual corporate performance. If he is terminated after March 31, 2011, but prior to April 1, 2012, he will receive a one-time grant of 91,000 severance RSUs.
If the Company chooses not to extend Mr. McCracken’s agreement, (i) he will receive his annual bonus for the year in which he received notice of non-renewal, based on actual corporate performance and (ii) vesting of any outstanding awards of stock options will be accelerated (but such options may not be exercised prior to their original vesting dates or later than one year thereafter). If the Company elects not to renew Mr. McCracken’s employment for the one-year period beginning April 1, 2012 and ending March 31, 2013, he will receive a one-time grant of 91,000 severance RSUs. Any severance RSUs will be fully vested at the time of grant, but will not be settled or transferable, until 34%, 33% and 33% of the underlying shares of the Company’s common stock are delivered to him on the first, second and third anniversaries of his termination date, respectively.
The Company shall also indemnify and hold Mr. McCracken harmless for acts and omissions in connection with Mr. McCracken’s employment to the maximum extent permitted under applicable law. Mr. McCracken is subject to standard non-compete and non-solicitation covenants during, and for the twelve-month period following, his employment with us.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to such Agreement (including any schedules and exhibits thereto), a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.
Item 8.01 Other Events.
On May 6, 2010, the Board of Directors appointed Arthur F. Weinbach as its non-executive Chairman of the Board. He succeeds William E. McCracken, who became the Company’s Chief Executive Officer in January 2010, and who ceased to be Executive Chairman of the Board on May 6, 2010. He also succeeds Gary J. Fernandes, who served as the Company’s Lead Independent Director during the three-month period when Mr. McCracken served as both executive Chairman of the Board and Chief Executive Officer. A copy of the Company’s press release dated May 6, 2010 announcing these developments is furnished as Exhibit 99.1 hereto.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Description
10.1	Employment Agreement, dated May 6, 2010, between CA, Inc. and William E. McCracken.
99.1	Press release, dated May 6, 2010, issued by CA, Inc. announcing the appointment of Arthur F. Weinbach as its non-executive Chairman of the Board.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CA, INC.
Date: May 6, 2010	By:	/s/ C.H.R. DuPree
C.H.R. DuPree
Senior Vice President, Corporate Governance, and Corporate Secretary

Exhibit Index

Exhibit	Description
10.1	Employment Agreement, dated May 6, 2010, between CA, Inc. and William E. McCracken.

99.1	Press release, dated May 6, 2010, issued by CA, Inc. announcing the appointment of Arthur F. Weinbach as its non-executive Chairman of the Board.